Exhibit 99.1

FIFTH AMENDMENT TO

COMMMERCIAL LEASE

This Fifth Amendment (this “Fifth Amendment”) to the Commercial Lease is made and entered into this 3rd day of June, 2006, between Micron Technology, Inc., a Delaware corporation, (hereinafter “Landlord”) and MPC Computers, LLC (formerly known as Micron PC, LLC), a Delaware limited liability company (hereinafter “Tenant”) successor in interest to GTG PC Holdings, LLC, a Delaware limited liability company. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Lease.

RECITALS

1.          Landlord and Tenant entered into a Commercial Lease dated April 30, 2001 as amended by the First, Second, Third and Fourth Amendments dated June 1, 2001; September 30, 2002; April 30, 2003 and October 25, 2005 respectively (as amended from time to time, the “Lease”) under which Landlord leases to Tenant and Tenant leases from Landlord certain Premises located at 906 E. Karcher Road (formerly 900 E. Karcher Road), Nampa, Idaho known as Building 2 (formerly known as the “Phase 3 Building”) and the parcels upon which Building 2 is located.

2.    Landlord and Tenant upon the execution of this Fifth Amendment hereby mutually amend the Lease under the terms and conditions hereinafter set forth:

AGREEMENT

NOW THEREFORE, the parties hereby agree as follows:

A. Exhibits. Exhibit A to the First Amendment to the Lease is hereby designated as Exhibit D to the Lease.

B. Temporary Payment Terms. The following language shall be inserted at the end of Section 4.8 of the Lease.

“Notwithstanding the foregoing or any other provision of this Lease to the contrary, Tenant shall be permitted to pay all Extended Rent Obligations (as defined below) to Landlord at anytime prior to May 31, 2007 without incurring late charges. The term “Extended Rent Obligation” shall mean (i) Base Rent payable under the Lease on or between January 16, 2006 and May 31, 2007 and (ii) except with respect to property taxes and assessments, all other amounts payable under the Lease by Tenant to Landlord on or between January 16, 2006 and May 31, 2007. Tenant agrees that each Extended Rent Obligation shall bear interest at the rate of one percent (1%) per month compounded monthly from the original due date until such Extended Rent Obligation is paid in full, and Tenant shall include accrued interest with each payment. If payment for any

Extended Rent Obligation is not paid as provided herein, Tenant shall pay Landlord a late charge of five percent (5%) of the amount of the unpaid and overdue Extended Rent Obligation and/or accrued interest. Tenant shall pay all property taxes as required under Section 5.13 of this Lease.”

C. Maintenance. Section 1 of Exhibit D to the Lease shall be deleted in its entirety and the following language shall be inserted in the place thereof.

“1.	Maintenance of Building Systems.

a. Landlord shall provide for the preventive maintenance, testing, system checks, unscheduled repairs and emergency repairs for the following systems and equipment in Building 2 as requested by Tenant:

• Fire alarms and fire suppression systems
• Emergency generators and uninterrupted power supply systems
• Dock levelers and dock doors
• Plumbing systems including back-flow preventer
• Compressed air systems
• Electric and power systems

b. Other than warranty service provided by equipment manufacturers, Landlord shall be the exclusive provider of preventive maintenance, testing, system checks, unscheduled repairs and emergency repairs for the following systems and equipment in Building 2.

• HVAC systems relating to comfort heating and cooling
• Liebert systems

Landlord shall also provide for the daily operation of the HVAC systems relating to comfort heating and cooling.

c. Except as expressly set forth above, Landlord’s obligation to provide the Services shall not include services in connection with Tenant’s personal property or production related equipment. Tenant shall cooperate with Landlord in connection with Landlord’s performance of the Services. Tenant shall provide Landlord with appropriate access to the Premises to facilitate provision of the Services by Landlord.”

D. No Other Amendments/Counterparts. Except as expressly modified by this Fifth Amendment, the Lease shall remain unmodified and in full force and effect and the parties hereby ratify their respective obligations thereunder. This Fifth Amendment may be signed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instruments.

E. Attorney Fees and Costs. If a party is in default under this Fifth Amendment, then the defaulting party shall pay to the other party reasonable attorney fees and costs (i) incurred by the other party after default and referral to an attorney and (ii) incurred by the prevailing party in any litigation.

F. Notices. All notices under this Fifth Amendment shall be given in the manner provided in the Lease.

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment by their duly authorized agents as of the first date set forth above.

Landlord:		Tenant:
MICRON TECHNOLOGY, INC.		MPC COMPUTERS, LLC

BY:	/s/ Dale J. Eldridge	BY:	/s/ Brian T. Hansen
Name:	Dale J. Eldridge	Name:	Brian T. Hansen
Title:	Director of Facilities	Title:	VP and General Counsel